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FROM:            Eos International, Inc.
CONTACT:    Pat Pinto
                         Director, Communications and Administration
                         (212) 887 - 6869

For Immediate Release

EOS INTERNATIONAL RECEIVES $500 THOUSAND SHORT-TERM FINANCING

NEW YORK —August 28, 2002 — Eos International, Inc. (OTCBB: EOSI) announced today that that it secured a $500,000 unsecured line of credit from JPMorgan Chase. Credit support for the line of credit is being provided by an affiliate of CYL Development Holdings, LLC, an 8.6% stockholder of Eos International. The line of credit expires on the earlier of August 19, 2003 or demand.

Management does not believe based upon current projections that the current line of credit and other sources of liquidity available to the company will meet the liquidity needs of the company beyond September 30, 2002, the maturity date of the company’s short-term bridge loans. There can be no assurance that Eos International will have sufficient funds to repay any outstanding balance on the line of credit when due or that its funding needs will not be greater than currently projected by management of the company. Eos International continues to explore alternatives for additional financing and strategic transactions.

About EOS International, Inc.

Eos International, Inc. is a company whose mission is to acquire and grow consumer product companies. In July 2001, the company acquired Discovery Toys, a leading direct seller of educational toys, books and software. On December 17, 2001, Eos International announced that it had completed its purchase of Regal Greetings & Gifts, Inc., one of Canada’s leading direct selling organizations.

Discovery Toys is the leading direct seller of educational toys, books and software and sells its products through approximately 30,000 Educational Consultants in the U.S. and Canada. Discovery Toys offers more than 200 products and each product is tested to ensure the highest standards of educational quality, play value, durability and safety. Categorized by age level, each item is hand-picked to grow with a child’s natural interests, development levels and evolving learning styles.

Regal Greetings & Gifts is one of Canada’s leading direct selling organizations with a mission to support, service and provide unique, quality, value-priced products to Canadian consumers through its more than 450,000 Independent Sales Representatives. The Regal product line includes its high quality greeting cards and gift wrap as well as innovative items for personal and home use.

Certain statements made herein that use the words “estimate” “project” “intend’” “expect’” “believe” and similar expressions are intended to identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks and uncertainties which could cause the actual results, performance or achievements of Eos International to be materially different from those which may be expressed or implied by such statements, including, among others, changes in general economic and business conditions and specifically, decline in demand to Eos International’s products, inability to timely develop and introduce new technologies, products and applications and loss of market share and pressure on prices resulting from competition. For additional information regarding these and other risks and uncertainties associated with Eos International’s business, reference is made to Eos International’s reports filed from time to time with the Securities and Exchange Commission.

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